                                                                  Exhibit (a)(1)

                              ITC/\DELTACOM, INC.

     OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER  THE ITC/\DELTACOM,
        INC. 1997 STOCK OPTION PLAN TO PURCHASE COMMON STOCK HAVING AN
          EXERCISE PRICE OF $18.00 OR MORE HELD BY OPTION HOLDERS WHO
          HAVE NOT RECEIVED OPTIONS AFTER SEPTEMBER 30, 2000 FOR NEW
               OPTIONS UNDER THE ITC/\DELTACOM, INC. 1997 STOCK
                                  OPTION PLAN

================================================================================
                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
            AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 12, 2001,
                         UNLESS THE OFFER IS EXTENDED.
================================================================================

          ITC/\DeltaCom, Inc. is offering to exchange all outstanding options to purchase shares of our common stock granted under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan (the "1997 option plan") that have an exercise price of $18.00 per share or more and are held by option holders who have not received options after September 30, 2000 for new options we will grant under the 1997 option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").
The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. You may tender options for all or any portion of the shares of common stock subject to your options.

          This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

          If you tender options for exchange as described in the offer, we will grant you new options under the 1997 option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options, like the options you tender for exchange, will vest over a four-year period, but the vesting period of the new options will begin on the grant date of the new options.

          ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. WE HAVE BEEN INFORMED BY OUR EXECUTIVE OFFICERS AND ELIGIBLE NON-EMPLOYEE DIRECTOR THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR OPTIONS IN THE OFFER.

          Shares of our common stock are quoted on the Nasdaq National Market under the symbol "ITCD." On December 8, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $6.125 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

          You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to M. Andrew Mantler, Associate Corporate Counsel, ITC/\DeltaCom, Inc., 4092 South Memorial Parkway, Huntsville, Alabama 35802 (telephone: (256) 382-3881).

                                   IMPORTANT

          If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at ITC/\DeltaCom, Inc., 4092 South Memorial Parkway, Huntsville, Alabama 35802, Attn: M. Andrew Mantler, Associate Corporate Counsel.

          We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
SUMMARY TERM SHEET..................................................................................     2

INTRODUCTION........................................................................................     7

THE OFFER...........................................................................................     8

    1.    Number of Options; Expiration Date........................................................     8
    2.    Purpose of the Offer......................................................................     9
    3.    Procedures for Tendering Options..........................................................    10
    4.    Withdrawal Rights.........................................................................    10
    5.    Acceptance of Options for Exchange and Issuance of New Options............................    11
    6.    Conditions of the Offer...................................................................    12
    7.    Price Range of Common Stock Underlying the Options........................................    14
    8.    Source and Amount of Consideration; Terms of New Options..................................    14
    9.    Information Concerning ITC/\DeltaCom......................................................    19
    10.   Interests of Directors and Officers; Transactions and Arrangements
              Concerning the Options................................................................    21
    11.   Status of Options Acquired by Us in the Offer; Accounting Consequences
              of the Offer..........................................................................    22
    12.   Legal Matters; Regulatory Approvals.......................................................    23
    13.   Material Federal Income Tax Consequences..................................................    23
    14.   Extension of Offer; Termination; Amendment................................................    24
    15.   Fees and Expenses.........................................................................    25
    16.   Additional Information....................................................................    25
    17.   Miscellaneous.............................................................................    26

SCHEDULE A Information Concerning the Directors and Executive Officers of ITC/\DeltaCom, Inc.

                              SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

 .    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all stock options having an exercise price of $18.00 per share or more which are outstanding under our 1997 option plan and held by option holders who have not received options after September 30, 2000, or any lesser number of options that option holders properly tender in the offer, for new options under the 1997 option plan. (Page 8)

 .    WHY ARE WE MAKING THE OFFER?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

 .    WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions, including the conditions described in section 6. (Page 12)

 .    ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION
     DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To receive a grant of new options pursuant to the offer and under the terms of the 1997 option plan, you must be an employee of ITC/\DeltaCom or one of its subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE OF ITC/\DELTACOM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

 .    HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     We will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the options you tender. All new options will be granted under our 1997 option plan and will be subject to the terms and conditions of the 1997 option plan and a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options.

 .    WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on January 12, 2001, which is the scheduled expiration date of the offer, the grant date of the new options will be on or about July 13, 2001. (Page 11)

 .    WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF
     THE OFFER?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 22)

 .    IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER
     OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     If we accept options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 22)

 .    WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender is at least $18.00 per share. This price is significantly higher than the current market price of our common stock, which was $6.125 per share on December 8, 2000. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (PAGE 14)

 .    WHEN WILL THE NEW OPTIONS VEST?

     The new options, like the outstanding options, will vest over a four-year period under the terms of our 1997 option plan. However, the four-year vesting schedule of the new options will not begin until the grant date of those options. Therefore, even if the options you tender are vested, the new options you receive will not be vested and will be subject to a new four-year vesting period. As a result, your right to exercise the new options will vest as follows:

     . your right to purchase 50% of the shares subject to the new options will vest on the second anniversary of the grant date;

     . your right to purchase an additional 25% of the shares subject to the new options will vest on the third anniversary of the grant date; and

     . your right to purchase the remaining 25% of the shares subject to the new options will vest on the fourth anniversary of the grant date.

     For example, if we grant a new option for 1,000 shares of common stock to you on July 13, 2001:

     .    your right to purchase 500 shares will vest on July 13, 2003;

     . your right to purchase an additional 250 shares will vest on July 13, 2004; and

     . your right to purchase the remaining 250 shares will vest on July 13, 2005.

 .    DOES THE COMMENCEMENT OF A NEW VESTING PERIOD UNDER THE NEW OPTIONS MEAN
     THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

     Yes. Since any new options you receive will not be vested, you will lose the benefits of any vesting under options you tender in the offer. As described above, no portion of the new options we grant will be immediately vested, even if the options you tender for exchange are fully or partially vested. The four-year vesting schedule of the new options will not begin until the grant date of those options. Because the first portion of the new options will not vest until two years after the grant date, which will occur on or about the first business day which is at least six months and one day after the date we cancel tendered options, you will not be able to purchase our common stock upon exercise of the new options until approximately 30 months after the cancellation date.

 .    DO I HAVE TO TENDER OPTIONS FOR ALL OR ANY OF THE SHARES SUBJECT TO THOSE
     OPTIONS?

     No. You may tender options for any portion of the shares subject to your options, or for none of those shares. Any tender must be for whole option shares. If you tender options for less than all of your option shares, which we refer to as a "partial tender," you must indicate in the letter of transmittal the number of whole option shares that are included in your tender. In a partial tender of an option:

     . we will first accept the tender with respect to the option shares, if any, as to which your option has not vested, beginning with the option shares scheduled to vest last; and

     . we will next accept the tender with respect to the option shares, if any, as to which your option has vested.

     For example, if you tender an option with respect to 850 of a total of 2,000 shares subject to the option, and if your right to purchase 1,000 shares is vested when you tender, your right to purchase 500 shares will vest on March 1, 2001 and your right to purchase 500 shares will vest on March 1, 2002, then:

     . we will first accept the tender with respect to the 500 shares that will vest on March 1, 2002; and

     . we will next accept the tender with respect to 350 shares that will vest on March 1, 2001.

 .    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 23)

 .    IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE
     INCENTIVE STOCK OPTIONS?

     If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-incentive stock option. If the exercise price of your new options is equal to or less than the exercise price of the options you tender, the new options should qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If the new options have a higher exercise price than some or all of your current options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, a portion of the new options may exceed the limits for incentive stock options. (Page 23)

 .    WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I BE NOTIFIED IF IT IS EXTENDED?

     The offer expires on January 12, 2001, at 5:00 p.m., New York City time, unless it is extended by us.

     We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long.

     If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 24)

 .    HOW DO I TENDER MY OPTIONS?

     If you decide to tender your options, you must deliver, before 5:00 p.m., New York City time, on January 12, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to ITC/\DeltaCom, Inc., 4092 South Memorial Parkway, Huntsville, Alabama 35802, Attn.: M. Andrew Mantler, Associate Corporate Counsel.

     If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

     We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer.

 .    DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before 5:00 p.m., New York City time, on January 12, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 10)

 .    WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. Our executive officers have informed us that they do not intend to tender any of their options pursuant to the offer. Except for one of our non-employee directors who received options under our 1997 option plan when he served as one of our senior vice presidents, our non-employee directors have not been issued options under the 1997 option plan and are not eligible to participate in the offer. The non-employee director owning options under the 1997 option plan has informed us that he does not intend to tender any of his options for exchange. (Page 21)

 .    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

          M. Andrew Mantler
          Associate Corporate Counsel
          ITC/\DeltaCom, Inc.,
          4092 South Memorial Parkway
          Huntsville, Alabama 35802
          (telephone: (256) 382-3881)
          (facsimile: (256) 382-3936)
          (e-mail: amantler@itcdeltacom.com)

                                 INTRODUCTION

          ITC/\DeltaCom, Inc. is offering to exchange all outstanding options to purchase shares of our common stock granted under the ITC/\DeltaCom, Inc. 1997 Stock Option Plan that have an exercise price of $18.00 per share or more and are held by option holders who have not received options after September 30, 2000 for new options we will grant under the 1997 option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. You may tender options for all or any portion of the shares of common stock subject to your options.

          This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in section 6 of this offer to exchange.

          If you tender options for exchange, we will grant you new options under the 1997 option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options, like the options you tender for exchange, will vest over a four-year period, but the vesting period of the new options will begin on the grant date of the new options.

          As of November 30, 2000, options to purchase 8,284,467 shares of our common stock were issued and outstanding under the 1997 option plan. Of these options, options to purchase 3,932,110 shares of our common stock had an exercise price of $18.00 or more and were held by option holders who had not received options after September 30, 2000. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 48% of the total shares of common stock issuable upon exercise of all options outstanding under the 1997 option plan as of November 30, 2000.

          All options accepted by us pursuant to this offer will be canceled.

                                   THE OFFER

1.        NUMBER OF OPTIONS; EXPIRATION DATE.

          Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the 1997 option plan all eligible outstanding options under the 1997 option plan that are properly tendered and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have an exercise price of $18.00 per share or more and are held by option holders who have not received options after September 30, 2000. We will accept partial tenders of options for any portion of the shares subject to your options. See section 5 for more information on partial tenders.

          If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1997 option plan and to a new option agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF ITC/\DELTACOM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

          The term "expiration date" means 5:00 p.m., New York City time, on January 12, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

          If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

      (a) (1) we increase or decrease the amount of consideration offered for the options;

          (2) we decrease the number of options eligible to be tendered in the offer; or

          (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

      (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

          For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.        PURPOSE OF THE OFFER.

          We issued the options outstanding under the 1997 option plan for the following purposes:

 .    to provide our employees an opportunity to acquire or increase a proprietary interest in ITC/\DeltaCom, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

 .    to encourage our employees to continue their employment by us.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

          Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e)    any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

          Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.     PROCEDURES fOR TENDERING OPTIONS.

       Proper Tender of Options.   To validly tender your options pursuant to
the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 4092 South Memorial Parkway, Huntsville, Alabama 05802, Attn: M. Andrew Mantler, Associate Corporate Counsel, before the expiration date.

       THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

       Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

       Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

       Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.     WITHDRAWAL RIGHTS.

       You may only withdraw your tendered options in accordance with the provisions of this section 4.

       You may withdraw your tendered options at any time before 5:00 p.m., New York City time, on January 12, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, New York City time, on February 8, 2001, you may withdraw your tendered options at any time after February 8, 2001.

       To validly withdraw tendered options, an option holder must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

       You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

       Neither ITC/\DeltaCom nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

       Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before
the expiration date.   If your options are properly tendered and accepted for
exchange on January 12, 2001, the scheduled expiration date of the offer, you will be granted new options on or about July 13, 2001, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day at least six months and one day following the extended date.

       If we accept options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

       Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF ITC/\DELTACOM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

       If you tender options for less than all of your option shares, you must indicate in the letter of transmittal the number of whole shares that are included in your tender. We will not accept any tenders for fractional shares. If we accept for exchange a partial tender of an option, we will first accept the tender with respect to the option shares, if any, as to which your option has not vested, beginning with the option shares scheduled to vest last, and will next accept the tender with respect to the option shares, if any, as to which your option has vested.

       For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.     CONDITIONS OF THE OFFER.

       Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after December 12, 2000 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

       (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ITC/\DeltaCom or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

       (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

            (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

            (3)  materially impair the contemplated benefits of the offer to us;
                 or

            (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of ITC/\DeltaCom or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (c)  there shall have occurred:

          (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of ITC/\DeltaCom or our subsidiaries or on the trading in our common stock;

          (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of ITC/\DeltaCom or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

          (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

          (8) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 12, 2000;

     (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 12, 2000;

          (2)  any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before December 12, 2000 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

       (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of ITC/\DeltaCom or our subsidiaries that, in our reasonable judgment, is or may be material to ITC/\DeltaCom or our subsidiaries.

       The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

       Our common stock is quoted on the Nasdaq National Market under the symbol "ITCD." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National
Market.   All share prices have been retroactively adjusted to reflect the two-
for-one split of our common stock effected in September 1998.


QUARTER ENDED                                         HIGH             LOW
-------------                                         ----             ---

December 31, 2000 (through December 8, 2000).....    $12.500        $ 4.594
September 30, 2000...............................     23.250          8.375
June 30, 2000....................................     35.625         16.312
March 31, 2000...................................     43.500         24.750

December 31, 1999................................     31.500         22.500
September 30, 1999...............................     32.500         22.063
June 30, 1999....................................     40.750         19.750
March 31, 1999...................................     22.000         12.500

December 31, 1998................................     20.500          8.500
September 30, 1998...............................     25.500         14.500
June 30, 1998....................................     21.500         13.312
March 31, 1998...................................     16.625          8.312

       As of December 8, 2000, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $6.125 per share.

       WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

       Consideration. We will issue new options to purchase common stock under the 1997 option plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, excluding the eligible options held by our executive officers and a non-employee director, all of whom have informed us that they do not intend to tender any of their options pursuant to the offer, we will grant new options to purchase a total of 3,795,766 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 6.2% of the total shares of our common stock outstanding as of November 30, 2000.

       Terms of New Options. The new options will be issued under the 1997 option plan and a new option agreement between us and each option holder who has tendered options in the offer. Except with respect to the exercise price and the vesting commencement date and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. The following description summarizes the material terms of the 1997 option plan and the options granted under the plan.

       General.  The maximum number of shares of common stock available for
       -------
issuance pursuant to the exercise of options granted under the 1997 option plan is currently 9,815,000. The maximum number of shares subject to options that may be awarded to one person under the 1997 option plan is 1,605,000. The 1997 option plan permits the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options.

       Administration. The 1997 option plan is administered by the compensation
       --------------
committee of our board of directors. The compensation committee is composed of no fewer than two directors who are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are appointed by the board to serve for such terms as the board may determine by resolution. The board may remove any member of the compensation committee or reconstitute the compensation committee with other directors, subject to the requirements of Rule 16b-3.

       Term.  The term of each option will be fixed by the compensation
       ----
committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will have a term of ten years from the date of grant.

       Termination.  Options issued under the 1997 option plan generally will
       -----------
expire ten years after the date of grant, or five years in the case of incentive stock options granted to some 10% stockholders. Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within 30 days following such termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, whether or not the option was exercisable immediately before such termination. This right to exercise options will extend to the earlier of the expiration of the option term or one year after the date of the termination of your employment by reason of permanent and total disability or death. Unless your option agreement otherwise provides, your options will terminate upon the termination of your employment "for cause," as defined in your option agreement.

       The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1997 option plan. In addition, your option may terminate, together with the 1997 option plan and all other outstanding options issued to other employees, following the occurrence of certain "change in control" events, as described below.

       Exercise Price.  The exercise price of each option will be determined by
       --------------
the compensation committee, but may not be less than the greater of the par value or 100% of the fair market value of a share of our common stock on the date of grant. For some 10% stockholders, the exercise price of an incentive stock option may not be less than the greater of the par value or 110% of the fair market value on the date the option is granted. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

       Vesting and Exercise.  The compensation committee will determine at what
       --------------------
time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee.

       The new options granted pursuant to the offer will vest over a four-year period beginning on the grant date of the new options. Assuming the date we cancel the options accepted for exchange is January 12, 2001, which is the scheduled expiration date of the offer, and you are granted new options on July 13, 2001, your right to exercise the new options will vest as follows:

   . your right to purchase 50% of the shares subject to the new options will vest on July 13, 2003;

   . your right to purchase an additional 25% of the shares subject to the new options will vest on July 13, 2004; and

   . your right to purchase the remaining 25% of the shares subject to the new options will vest on July 13, 2005.

       Payment of Exercise Price.  You may exercise your options, in whole or in
       -------------------------
part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the compensation committee, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price generally are the following:

   .   delivery of cash or a certified check payable to us;

   . tender to us of shares of our common stock, which, if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price; or

   .   a combination of the foregoing methods.

       In addition, if your option agreement so provides, you may make payment of the exercise price by having the certificates for the shares for which your option is being exercised delivered to a licensed broker acceptable to the compensation committee. The notice should provide that, once the stock certificates are delivered to the licensed broker, the broker will deliver to us cash or a check payable and acceptable to us equal to the sum of the exercise price for the shares purchased pursuant to the exercise of your option and any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option.

       Change in Control.  The 1997 option plan and all outstanding options will
       -----------------
terminate upon a "change in control" event if no provision is made to continue the 1997 option plan or assume or replace outstanding options with new options of the successor corporation. Immediately prior to termination, you will have the right to exercise your option to the extent that it has vested and subject to any additional provisions included in your option agreement. A "change in control" event means any of the following events:

     .    our dissolution or liquidation;

     . a merger, consolidation or reorganization with one or more other entities in which we are not the surviving corporation;

     .    a sale of all or substantially all of our assets to another entity; or

     . the completion of a transaction approved by our board that results in any person or entity owning 80% or more of the combined voting power of all classes of our capital stock.

          Transferability of Options.  New options that are incentive stock
          --------------------------
options may not be transferred. New options that are not incentive stock options also may not be transferred except, subject to the terms of your option agreement and limitations set forth in the 1997 option plan, to your family members or by will or the laws of descent and distribution. Your family members include the following:

     . your spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships;

     .    any person sharing your household, other than a tenant or employee;

     . a trust in which these persons or you have more than 50% of the beneficial interest;

     . a foundation in which these persons or you control the management of assets; and

     . any other entity in which these persons or you own more than 50% of the voting interests.

Except for the foregoing, during your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

          Except with the consent of our board of directors or the compensation committee, no consideration may be paid for any transfer of options under the 1997 option plan. If an option is transferred for consideration with the consent of the board or the compensation committee, the shares issuable upon exercise of the option will not have been registered under the Securities Act and will be subject to restrictions on transferability under applicable securities laws. Following a transfer, all options will continue to be subject to the same terms and conditions that were applicable to the options immediately before the transfer.

          Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1997 option plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

          Federal Income Tax Consequences of Incentive Stock Options. Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under the 1997 option plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules applicable to non-incentive stock options.

       If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at a maximum rate of 20%. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

       Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

       If you pay the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if you acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that had expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

       Federal Income Tax Consequences of Non-Incentive Stock Options. Under current law, an option holder will not realize taxable income upon the grant of an non-incentive stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

       An option holder who has transferred a non-incentive stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested non-incentive stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be eligible for inclusion in the option holder's estate for estate tax purposes.

       If you tender shares in payment of part or all of the exercise price of a non-incentive stock option, no gain or loss will be recognized with respect to the shares tendered, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

       Our statements in this offer to exchange concerning the 1997 option plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1997 option plan and the form of option agreement under the 1997 option plan. Please contact us at 4092 South Memorial Parkway, Huntsville, Alabama 35802, Attn: M. Andrew Mantler, Associate Corporate Counsel (telephone: (256) 382-3881), to receive a copy of the 1997 option plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.     INFORMATION CONCERNING ITC/\DELTACOM.

       General. We provide integrated voice and data telecommunications services to mid-size and major regional businesses in the southern United States and are a leading regional provider of wholesale long-haul services to other telecommunications companies. In connection with these businesses, we own, operate and manage an extensive fiber optic network in the southern United States. At September 30, 2000, our fiber optic network reached approximately 120 points of presence in ten southern states: Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. In addition, our fiber optic network extended approximately 8,970 route miles, of which approximately 5,270 miles are owned by us and approximately 3,700 miles are owned and operated principally by three public utilities, Duke Power Company, Florida Power & Light Company and Entergy Technology Company, and managed and marketed by us. In October 2000, we added an additional 670 route miles of fiber optic network owned by us, thereby raising our total network to 9,640 route miles. We expect to add additional route miles to our fiber network by the end of 2000 through a combination of construction and long-term dark fiber leases.

       We provide wholesale long-haul services to other telecommunications carriers. This means we sell capacity on our network to, and switch and transport telecommunications traffic for, such carriers. We refer to these services, which we formerly called our "carriers' carrier services," as our "broadband transport services." Our broadband transport services customers include, among others, AT&T Corp., WorldCom, Inc., Qwest Communications International, Inc., Sprint Corporation, Cable & Wireless Communications, Inc., Allnet Communications Services, Inc. d/b/a Frontier Communications Services and Broadwing, Inc.

       We also provide integrated retail telecommunications services to mid-sized and major regional businesses in a bundled package tailored to the business customer's specific needs. These services, which we refer to as our "retail services," include:

   .   local exchange services;

   .   long distance services;

   .   toll calling, calling card and operator services;

   . Asynchronous Transfer Mode, or "ATM," frame relay and high capacity broadband private line services;

     .  Internet, intranet and Web page hosting services;

     .  customer premise equipment sale, installation and repair;

     . primary rate interface connectivity and colocation services to Internet service providers, or "ISPs";

     . enhanced services, including conference calling, fax broadcasting and prepaid calling cards;

     . consulting, integration, operation and proactive management of data networks; and

     . in-depth network performance analysis and implementation and design services for data network deployment.

        In March 2000, we launched a new line of business, which we refer to as e.deltacom. e.deltacom provides colocation and Web server hosting services integral to operating business-critical applications over the Internet. In addition, e.deltacom provides a wide range of optional configurations and services, including:

     .  cabinet, caged and suite space;

     .  metered power;

     .  network management;

     .  firewall management;

     .  disaster recovery; and

     .  circuits from customer premises to our network.

        We were incorporated in Delaware. Our principal executive offices are located at 1791 O.G. Skinner Drive, West Point, Georgia 31833, and our telephone number at that address is (706) 385-8000.

        Financial Information. The following table sets forth selected consolidated financial and operating data for ITC/\DeltaCom. The selected historical statement of operations data for the years ended December 31, 1998 and 1999 and the selected historical balance sheet data as of December 31, 1999 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1999 that have been audited by Arthur Andersen LLP, independent public accountants. The selected historical statement of operations data for the nine months ended September 30, 1999 and September 30, 2000 and the selected historical balance sheet data as of September 30, 2000, which are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2000, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                                                          Nine Months Ended
                                                            Year Ended December 31,         September 30,
                                                          -------------------------   -------------------------
                                                             1998          1999          1999          2000
                                                          -----------   -----------   -----------   -----------
                                                                                              (unaudited)
Income Statement Data:
Operating revenues.....................................   $   171,838   $   244,844   $   176,221   $   264,993
                                                          -----------   -----------   -----------   -----------
Operating expenses:
     Cost of services..................................        82,979       118,721        86,562       111,890
    Selling, operations and administration.............        64,901        96,854        68,592       106,715
    Depreciation and amortization......................        30,887        53,810        37,860        60,513
                                                          -----------   -----------   -----------   -----------
      Total operating expenses.........................       178,767       269,385       193,014       279,118
                                                          -----------   -----------   -----------   -----------
Operating loss  .......................................        (6,929)      (24,541)      (16,793)      (14,125)
Interest expense  .....................................       (31,930)      (45,293)      (33,401)      (41,339)
Interest and other income, net.........................         6,499        14,949        10,813        11,849
                                                          -----------   -----------   -----------   -----------
Loss before income taxes and extraordinary item........       (32,360)      (54,885)      (39,381)      (43,615)
Income tax (benefit) provision.........................        (6,454)           94            94            --
Extraordinary item (net of tax)........................        (8,436)           --            --        (1,321)
                                                          -----------   -----------   -----------   -----------
Net loss...............................................   $   (34,342)  $   (54,979)  $   (39,475)  $   (44,936)
                                                          ===========   ===========   ===========   ===========
Basic and diluted net loss per common share:
    Before extraordinary loss..........................   $     (0.51)  $     (0.98)  $     (0.71)  $     (0.72)
    Extraordinary loss.................................         (0.16)           --            --         (0.02)
                                                          -----------   -----------   -----------   -----------
    Net loss ..........................................   $     (0.67)  $     (0.98)  $     (0.71)  $     (0.74)
                                                          ===========   ===========   ===========   ===========
Basic and diluted weighted
    average common shares outstanding..................    50,972,361    56,370,269    55,321,483    60,698,032

Other Financial Data:
Capital expenditures...................................   $   147,842   $   165,540   $   115,243   $   231,819
Cash flows provided by (used in) operating activities..         9,512        (5,334)       (7,468)       (1,914)
Cash flows used in investing activities................       118,166       149,995       106,590       188,267
Cash flows provided by financing activities............       198,447       219,593       219,355        99,223
EBITDA, as adjusted....................................        23,958        29,269        21,067        46,388

Balance Sheet Data (at period end):
Working capital .......................................                 $   244,913                 $   154,273
Total assets ..........................................                     807,598                   1,056,159
Long-term debt and capital lease obligations,
   including current portions..........................                     516,907                     685,982
Stockholders' equity...................................                     218,162                     206,661

          EBITDA, as adjusted, represents earnings before other income and other expense, net interest, income taxes, extraordinary item, depreciation and amortization. EBITDA, as adjusted, is provided because it is a measure commonly used in our industry. EBITDA, as adjusted, is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. EBITDA, as adjusted, is not necessarily comparable with similarly titled measures for other companies.

          See "Additional Information" beginning on page 25 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

          A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of November 30, 2000, our seven executive officers and a non-employee director as a group beneficially owned options outstanding under the 1997 option plan to purchase a total of 1,783,470 shares of our common stock, which represented approximately 21.5% of the shares subject to all options outstanding under the plan as of that date. Of the options held by these persons, options to purchase a total of 136,344 shares of common stock are eligible to be tendered in the offer. Our executive officers have informed us that they do not intend to tender any of their options pursuant to the offer. Except for one of our non-employee directors who received options under the 1997 option plan in connection with his former service as one of our senior vice presidents, our non-employee directors have not been issued options under the plan and are not eligible to participate in the offer. The non-employee director owning options under the plan has informed us that he does not intend to tender any of his options for exchange.

       On October 24, 2000, we granted options to purchase 32,100 shares of common stock under the ITC/\DeltaCom, Inc. NonEmployee Director Stock Option Plan to James V. Martin in connection with his initial appointment to our board of directors. In accordance with that plan, the exercise price of these options is $7.75 per share, which equals the fair market value of the common stock on the date of grant. On October 27, 2000, Mr. Martin purchased in the open market 5,000 shares of common stock at a price of $6.50 per share.

       On October 26, 2000, Douglas A. Shumate, our Senior Vice President and Chief Financial Officer, sold in open market transactions 13,452 shares of common stock at a price of $7.00 per share and 9,500 shares of common stock at a price of $6.9375 per share. On October 26, 2000, Mr. Shumate also purchased in open market transactions 10,000 shares of common stock at a price of $7.125 per share, 2,500 shares of common stock at a price of $7.00 per share and 2,500 shares of common stock at a price of $7.1875 per share.

       On October 26 and 27, 2000, a trust sold in open market transactions 25,000 shares of common stock for $6.9375 per share, 25,000 shares for $7.625 per share, 25,000 shares for $7.9375 per share and 25,000 shares for $7.75 per share. One of our directors, Malcolm C. Davenport, V, is the co-trustee of the trust and may be deemed to have been the beneficial owner of these shares.

       On October 27, 30 and 31, 2000, Steven D. Moses, our Senior Vice President, Network Services, engaged in various open market transactions in our common stock. On October 27, 2000, Mr. Moses sold 20,000 shares of common stock at a price of $7.813 per share and purchased 20,000 shares of common stock at a price of $7.974 per share. On October 30, 2000, Mr. Moses sold 7,000 shares of common stock at a price of $7.839 per share and purchased 7,000 shares of common stock at a price of $7.966 per share. On October 31, 2000, Mr. Moses sold 23,494 shares of common stock at a price of $7.677 per share and purchased 23,494 shares of common stock at a price of $7.724 per share.

       On November 24, 2000, a partnership sold in an open market transaction 6,000 shares of our common stock at a price of $6.431 per share. One of our directors, Donald W. Burton, is the general partner of the partnership and may be deemed to have been the beneficial owner of these shares.

       Except as otherwise described above and other than ordinary course purchases under the ITC/\DeltaCom, Inc. Profit Sharing & 401(k) Plan and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by ITC/\DeltaCom or, to our knowledge, by any executive officer, director, affiliate or subsidiary of ITC/\DeltaCom.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

       Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the 1997 option plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

       We believe that ITC/\DeltaCom will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

    . we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

    . the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

       We may incur compensation expense, however, if we grant any options having an exercise price less than $18.00 to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to ITC/\DeltaCom's earnings over the four-year vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12.    LEGAL MATTERS; REGULATORY APPROVALS.

       We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 6.

13.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

       The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

       The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

       At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

       If an option holder tenders incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-incentive stock option. If the exercise price of the new options is equal to or less than the exercise price of the options tendered, the new options should qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If an option holder's new options have a higher exercise price than some or all of such option holder's current options, or if additional incentive stock options are granted after an option holder tenders options for exchange but before the new options are granted, a portion of the new options may exceed the limits for incentive stock options.

       WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

       We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

       We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

       Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

       Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

       If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

   (a) (1) we increase or decrease the amount of consideration offered for the options;

       (2) we decrease the number of options eligible to be tendered in the offer; or

       (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

   (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.    FEES AND EXPENSES.

       We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.    ADDITIONAL INFORMATION.

       We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     1. our annual report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on April 18, 2000;

     2. our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2000, filed with the SEC on November 14, 2000; and

     3. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on October 22, 1997 and amended on June 27, 2000, including any amendments or reports we file for the purpose of updating that description.

       The SEC file number for these filings is 0-23253. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


  450 Fifth Street, N.W.      7 World Trade Center      500 West Madison Street
         Room 1024                 Suite 1300                  Suite 1400
  Washington, D.C.  20549   New York, New York  10048   Chicago, Illinois  60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

       Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

       Our common stock is quoted on the Nasdaq National Market under the symbol "ITCD," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

       We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                              ITC./\DeltaCom, Inc.
                         Attention: Investor Relations
                            1791 O.G. Skinner Drive
                           West Point, Georgia 31833

or by telephoning us at (706) 385-8000 between the hours of 9:00 a.m. and 4:00 p.m., West Point, Georgia local time.

       As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

       The information contained in this offer to exchange about ITC/\DeltaCom should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

     This offer to exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend" and "plan" as they relate to ITC/\DeltaCom, Inc. or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by ITC/\DeltaCom with the SEC, including our annual report on Form 10-K filed on March 30, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include dependence on new product development, rapid technological and market change, and risks related to future growth and rapid expansion. Other important risks include delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service and vendor arrangements, competition, adverse regulatory or legislative changes, and other factors beyond our control. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

       We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

       WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ITC/\DeltaCom, Inc.                                            December 12, 2000

                                  SCHEDULE A

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              ITC/\DELTACOM, INC.

       The directors and executive officers of ITC/\DeltaCom, Inc. and their positions and offices as of December 12, 2000, are set forth in the following table:

           NAME                            POSITION AND OFFICES HELD
           ----                            -------------------------

Campbell B. Lanier, III.. Chairman, Director
Andrew M. Walker......... Vice Chairman, President, Chief Executive Officer and
                          Director
Douglas A. Shumate....... Senior Vice President and Chief Financial Officer
Steven D. Moses.......... Senior Vice President-Network Services
J. Thomas Mullis......... Senior Vice President, General Counsel and Secretary
Roger F. Woodward........ Senior Vice President-Sales and Account Services
Sara L. Plunkett......... Vice President-Finance
James H. Black, Jr....... Director
Donald W. Burton......... Director
Malcolm C. Davenport, V.. Director
Robert A. Dolson......... Director
O. Gene Gabbard.......... Director
James V. Martin.......... Director
William T. Parr.......... Director
William B. Scott, III.... Director
William B. Timmerman..... Director

       The address of each director and executive officer is: c/o Inc., 1791 O.G. Skinner Drive, West Point, Georgia 31833.

================================================================================

                               OFFER TO EXCHANGE

                            ALL OUTSTANDING OPTIONS

             UNDER THE ITC/\DELTACOM, INC. 1997 STOCK OPTION PLAN

                   WITH AN EXERCISE PRICE OF $18.00 OR MORE

                        HELD BY OPTION HOLDERS WHO HAVE

                          NOT RECEIVED OPTIONS AFTER

                              SEPTEMBER 30, 2000


                                      OF


                              ITC/\DELTACOM, INC.

                             ____________________


Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to M. Andrew Mantler, Associate Corporate Counsel, at ITC/\DeltaCom, Inc., 4092 South Memorial Parkway, Huntsville, Alabama 35802 (telephone: (256) 382-3881) (facsimile: (256) 382-3936).


                             ____________________



                               December 12, 2000




================================================================================